Exhibit 10.7

PRACTICE MANAGEMENT

CONSULTING SERVICES AGREEMENT

AGREEMENT made this 3rd day of June 2011 by and between ProMD PRACTICE MANAGEMENT, INC., a Florida corporation ("ProMD") and
, ("CLIENT").

WITNESSETH:

WHEREAS, CLIENT is engaged in the practice of medicine; and

WHEREAS, ProMD is engaged in the business of providing non-clinical consulting services to medical practices; and

WHEREAS, CLIENT wishes to retain ProMD to provide specific non-clinical consulting services to CLIENT as detailed below; and

WHEREAS, ProMD is willing to provide non-clinical consulting services to CLIENT, upon the terms and conditions set forth herein;

NOW, THEREFORE, in consideration of the premises and the mutual covenants contained herein, the parties agree as follows:

1. Term. CLIENT hereby agrees to retain ProMD for the purpose of rendering non-clinical consulting services (as set forth in Section 2 herein) to CLIENT, and ProMD hereby agrees to provide said consulting services to CLIENT, upon the terms and conditions hereinafter set forth, during the period commencing on June 6, 2011, and continuing until terminated by either party, with or without cause. Either party may terminate the Agreement, upon giving no less than one-hundred and twenty (120) days prior written notice, and such termination shall be effective at the close of business on the last calendar day of the month. ProMD may cease services for the prevailing month if CLIENT does not submit compensation to ProMD as described in Section 6 of the Agreement or if CLIENT fails to maintain the necessary registration or licensing required by the Florida Department of Health or any other state and/or federal regulatory agency.

2.       Consulting Services. Consulting services under the Agreement shall be comprised of the services and products described in Schedule(s) A-1, A-2, A-3, A-4, A-5, A-6 attached hereto.

3.       Resources. All costs associated with the use of the Practice Management and/or the Electronic Health Record systems (including but not limited to: patient statements and associated internet fees to allow remote access to system by CLIENT) for the operation of the business of CLIENT shall be the responsibility of CLIENT, at its sole cost and expense. CLIENT shall provide a minimum standard of connection speed (dedicated Ti or high-speed business class DSL) for the purposes of allowing adequate remote access by CLIENT to the Practice Management and/or Electronic Health Record systems for the rendering of services outlined in the Agreement. CLIENT will also obtain and make available to ProMD any necessary remote server access licenses and Practice Management and/or Electronic Health Record system licenses needed by CLIENT or ProMD for the rendering of services outlined in the Agreement. CLIENT is solely responsible for having or obtaining adequate hardware (included but not limited to: desktops, laptops, printers, copiers/scanners, firewall devices, virtual private networks, and any other necessary equipment) to operate and have access to the Practice Management and/or Electronic Health Record systems.

4. Indemnification. In connection with the consulting services provided by ProMD, CLIENT agrees that ProMD shall in no circumstances be liable for the actions of third parties, or for the actions of CLIENT's personnel. All services under Section 2 shall be rendered by using ProMD's commercially reasonable efforts and subject to the control of CLIENT, which shall have final authority and responsibility in all matters relating to CLIENT's operations. In no event shall ProMD be liable for incidental or consequential damages, including lost profits and lost opportunity costs, resulting from its performance under the Agreement.

Each party shall indemnify, defend and hold the other party harmless from and against any and all claims, actions, and suits demands, assessments, or judgments asserted, and any and all losses, liabilities, damages, costs and expenses (including without limitation, attorneys fees, accounting fees, and investigation costs to the extent permitted by law) alleged or incurred arising out of or relating to any operations, acts or omissions of the indemnifying party or any of its employees in the exercise of the indemnifying party's rights of the party's obligations under the Agreement. Prompt notice must be given to any claim, and the party who is providing the indemnification will have control of any defense and or settlement.

5. Employees.

A. All clerical, secretarial and management personnel, and all medical personnel, required for the operation of the business of CLIENT shall be supplied by CLIENT, at its sole cost and expense, and all such employees shall be employees of CLIENT.

B. All personnel performing the consulting services as defined in Section 2 above shall be considered employees of ProMD, and shall be at the expense of ProMD.

6. Compensation.

As compensation for the consulting services rendered by ProMD hereunder in Sections 2 of the Agreement, CLIENT shall pay, on a monthly basis, as described in Schedule(s) B-1, B-2, B-3, B-4, B-5, B-6 attached hereto.

Late fees in the amount of three percent (3%) of the invoiced amount, or the highest rate allowed by law, will be assessed to any past due invoice, unless a lower amount is agreed to by ProMD. Failure by CLIENT to provide said compensation within the allotted time period will constitute a material breach of CLIENT' s obligations under the Agreement and ProMD may elect to cease services until compensation is paid to ProMD by CLIENT.

The non-prevailing party in any dispute under the Agreement shall pay all costs and expenses, including reasonable attorney's fees and related expenses.

7.      Independent Contractor. Except as otherwise provided in the Agreement, all obligations or expenses incurred by ProMD shall be for the account of, on behalf of, and at the expense of CLIENT. ProMD remains at all times an independent contractor with respect to the consulting services provided herein. In all matters relating to the Agreement each party hereto shall be solely responsible for the acts of its employees, and employees of one party shall not be considered employees of the other party. Except as otherwise provided herein, no party shall have any right, power or authority to create any obligation, expressed or implied, on behalf of the other party.

8.      Entire Agreement. The Agreement constitutes the entire agreement between the parties with respect to the subject matter hereof, and no modification or revision thereof shall have any force or effect unless the same is in writing and executed by the parties hereto. The Agreement will govern the relationship between ProMD and CLIENT. The failure of any party at any time to insist upon strict performance of any condition, promise, agreement, or undertaking set forth herein shall not be construed as a waiver or relinquishment of the right to insist upon strict performance of the same condition, promise, agreement or undertaking at a future time.

9.      Solicitation of Employees.

A.CLIENT will not hire any ProMD employee assigned to work for the operations of CLIENT and will not either directly or indirectly, solicit, induce, recruit or encourage any of ProMD's employees to leave its employment, or take away such employees, or attempt to solicit, induce, recruit, encourage or take away employees of ProMD, either on behalf of CLIENT personally or for any other person or entity for a period of twenty-four (24) months immediately following expiration or termination of the Agreement for any reason. This prohibition remains in force even if the individuals are no longer employed by ProMD.

B.ProMD will not hire any CLIENT employee assigned to work for the operations of ProMD and will not either directly or indirectly, solicit, induce, recruit or encourage any of CLIENT' s employees to leave its employment, or take away such employees, or attempt to solicit, induce, recruit, encourage or take away employees of CLIENT, either on behalf of ProMD personally or for any other person or entity for a period of twenty-four (24) months immediately following expiration or termination of the Agreement for any reason. This prohibition remains in force even if the individuals are no longer employed by CLIENT.

10. Confidentiality. Neither ProMD nor CLIENT may disclose the terms of the Agreement to any nonparty without the prior written consent of the other party except (i) as required by law; (ii) to a party's corporate parent, subsidiary or affiliate; (iii) to a party's attorney or accountant; or (iv) to auditors retained by a party for the purpose of assessing the accuracy of charges, if and only if, the auditor agrees in a legally binding instrument that it will abide by the confidentiality clause as if the auditor were a party of the Agreement. ProMD and CLIENT will adhere to all applicable Privacy Laws, as required by HIPPA. Additionally, both parties will maintain any and all financial information confidential and will not divulge or make public any of the terms of the
Agreement unless expressly agreed in writing by both parties detailing the extent and use of such information.

11.        Binding Effect. The Agreement shall be binding upon and inure to the benefit of the parties hereto, their successors and assigns.

12.        Assignment. Neither party shall have the right to assign or subcontract any part of its obligations under the Agreement.

13.         Controlling Law. The Agreement shall be construed and enforced in accordance with the laws of the State of Florida.

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IN WITNESS WHEREOF, the parties hereto have executed the Agreement, on the day, month, and year first above written.

ProMD PRACTICE MANAGEMENT, INC.

By:

Name:

  Address:

Schedule A-1
Billing & Collections

The Billing & Collections services shall commence on August 1, 2011 (or upon any necessary installation and training on ProMD's PM System), and shall include, and be strictly limited as follows:

a) Review of superbill information (e.g. ICD-9 & CPT codes) selected by CLIENT's physician(s) for compatibility in order to enter information into the system for the purpose submitting claims to payors;

b) Assignment of the necessary modifiers based upon acceptable billing guidelines and specific requirements as set by applicable insurance plans;

c) Submission of billing to payors in the form of electronic and paper CMS format, with a minimum of three (3) billing cycles per week for all dates of service;

d) Posting of payments based on EOBs received from applicable insurance plans;

e) Insurance collection and follow up of insurance accounts receivables aged greater than sixty (60) days;

f) Patient responsibility billing of guarantor accounts receivables aged greater than thirty (30) days, limited to, three monthly statements and a final demand notice. Following such collection attempt, ProMD will provide CLIENT with a list of accounts to review and approve for referral to collection agency and/or write-off;
g) Updating of fee schedule system, upon CLIENT's request, based on current year fees allowable by Medicare and Medicaid, as well as, contractually agreed upon Commercial fee schedules between CLIENT and payors which are furnished to ProMD by CLIENT;

h) Providing monthly practice performance reports to CLIENT to outline accomplishments & track/trend certain key performance factors that might result in negative financial outcomes in order to implement the necessary corrective actions to secure desired outcomes;

i) ProMD will not have any direct access to CLIENT's bank accounts or monies, without the express written consent of CLIENT. Services rendered by CLIENT to patients, insurance carriers and payors, etc. will continue to solely be payable to CLIENT at all times; and

j) Such other services as may be mutually agreed upon by the parties from time to time. Any such agreement must be in writing, signed by both ProMD and CLIENT, and be specifically identified and included as an addendum to Section 2 of the Agreement.

Upon termination of the Agreement or termination of the consulting services described in this Schedule A-1 of the Agreement, ProMD will continue to provide post-Agreement collection services for ninety (90) days after the termination date for accounts with datesof-service prior to the effective date of termination and CLIENT shall pay ProMD at a compensation rate of the greater of: six percent (6%) or $1,200 for revenue collected from accounts with date-of-service prior to the effective date of termination.

Schedule A-2
Non-Clinical Operations Oversight

ProMD shall assign an Account Executive ("AE") that will perform one (1)  weekly on-site visit of eight (8) hours per visit to oversee the non-clinical practice operations for CLIENT. In conjunction, a team of off-site ProMD practice management specialists will supplement the Account Executive to provide consulting services as described below for CLIENT. The Non-Clinical Operations Oversight services provided by the Account Executive with the support of ProMD's practice management specialists shall commence on July 1, 2011 (or upon a mutually agreed upon start date), and shall include, and be strictly limited as follows:

a) On-going assessment of CLIENT's operations along with recommendations for and implementation of operational improvements;

b) Oversight of the insurance verification process to identify coverage and guarantor financial responsibility based on patient's policy benefits;

c) Office management oversight including employee scheduling, processes for ordering office supplies, and evaluation of overall workflow efficiencies;

d) Human resources oversight of the following areas: assistance with the interviewing & hiring of personnel, oversight of performance evaluations, development of a formal employee manual outlining employment policies & procedures as agreed by CLIENT;
e)Assistance with the recruitment and contracting of all healthcare professionals on behalf of CLIENT (i.e. — Physicians, Physician Extenders, etc.); Identify insurance contracting opportunities in efforts to negotiate and procure contracts as approved by CLIENT;

g) Perform pricing negotiation with vendors, workers compensation coverage, medical insurance coverage, and 401K plan as requested by CLIENT.

h) Request, on behalf of the CLIENT, all the insurance credentialing & re-credentialing applications and all hospital re-appointment applications in order to be completed by CLIENT;

i) Such other services as may be mutually agreed upon by the parties from time to time. Any such agreement must be in writing, signed by both ProMID and CLIENT, and be specifically identified and included as an addendum to Section 2 of the Agreement.

If the Account Executive and/or ProMD representative is required or requested to perform off-site duties, the time incurred in fulfilling those duties shall count towards the weekly maximum of agreed upon hours.

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Schedule A-3
Practice Management System

ProMD shall provide CLIENT with remote access to a Practice Management System ("Intergy PM System") to be used by CLIENT for its daily medical practice operations (e.g. — patient registration & demographics; appointment scheduling; insurance profiles; patient financial responsibility; check in & check out; financial daily practice reconciliation; office fee schedules; reporting; etc.). ProMD will use the Intergy PM System for charge posting, electronic billing, payment posting, insurance collection, and patient statement billing as needed to provide billing and collections services on behalf of CLIENT.

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Schedule A-4
Electronic Health Record System

Upon CLIENT's request (and upon a mutually agreed upon start date), ProMD shall provide CLIENT with remote access to a Electronic Health Record System ("Intergy EHR System") to be used by CLIENT for its daily medical practice operations (e.g. — patient registration & demographics; appointment scheduling; insurance profiles; patient financial responsibility; check in & check out; financial daily practice reconciliation; office fee schedules; reporting; electronic patient medical records; e-prescribing; lab requisitions and results; practice patient portal; data reporting; etc.). ProMD will use the Intergy EHR System for any medical records retrieval as needed to provide billing and collections services on behalf of CLIENT.

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Schedule A-5
Practice Assessment

ProMD shall assign a team of professionals to conduct an audit and assessment (the "Practice Assessment") of the CLIENT's existing medical practice operations. The services to be provided are limited to:

a) Practice operations audit (e.g. - scheduling process; confirmation of appointments; insurance verification- including benefits & identifying patient financial responsibility; check in - forms used, preparation of charts; check out - calculating & collecting correct amount to be paid by patient based on health plan agreements; no-show process; tracking of lab requisitions)

b) financial (daily practice closing/reconciliation; bank reconciliation process; use of financial booking) & accounts payables (review of process)

c) practice management system (review/evaluation of current system in regards to features, limitations, current usage, and level of knowledge)

d) provider contracting audit (review of current contracts - reimbursement rate; identify non-participation status with key plans)

e) Office fee schedule analysis (review office charges "self pay fees" as it compares to other physicians).

0 Accounts receivable management (review of billing/collections process/performance - limited to; claims billing, charge posting, payment posting based on EOB vs provider contract rate with insurance plans, overall collection rate, insurance collections and patient billing).
g)Human resources — review of personnel files (W2, I9, Employment

Application, Annual Performance Reviews), salary analysis (review of wages based on job classification; annual performance review process, HR forms, etc.), staffing levels and timekeeping process.

Within ten (10) days after the completion of the Practice Assessment, ProMD will provide a written report to the CLIENT of the results of the Practice Assessment including an assessment of each of the Practice's current practices and recommendations of best practices that should be implemented to improve results. The Practice Assessment also provides a framework to strategize with the CLIENT's leaders on their goals, and how they can best be achieved through a business relationship as outlined in the Consulting Agreement between CLIENT and ProMD. The Practice Assessment will include an on-site review, meetings with office management, and a formal presentation outlining findings and recommendations. The Practice Assessment will not identify all aspects of CLIENT's practice operations but rather be limited to those specific areas listed above.

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Schedule A-6
Insurance Contracting & Credentialing

The Insurance Contracting & Credentialing consulting services shall commence on , and continue for a period of four (4) months, at which time the Insurance Contracting & Credentialing consulting services shall end, unless mutually agreed upon in writing by both parties to continue such services. The Insurance Contracting & Credentialing consulting services shall include, and be strictly limited to: negotiating, contracting and credentialing of selected, applicable commercial and government insurance carriers as requested by CLIENT. This may include carriers with which CLIENT is currently participating with through CLIENT's association with a former pay-to-provider entity and carriers with which CLIENT has no participation with under any association. Several of these carriers may have multiple insurance plan products which may require contracting through more than a single source. ProMD will contact each of the carriers individually and contract or re-contract CLIENT under CLIENT's new pay-to-provider entity at the highest possible rates and assist in preparing and submitting credentialing documentation as required by carriers in order to get CLIENT into the respective carrier participating provider panels. ProMD is not responsible for any denial or rejection of any commercial and government insurance carriers for any reason.

Either party may terminate the consulting services described in this Schedule A-6 of the Agreement, upon giving prior written notice; and such termination shall be effective at the close of business on the last calendar day of the month of such notice.

Schedule B-1
Compensation for Billing & Collections

As compensation for the consulting services rendered by ProMD as described in Schedule A-1 of the Agreement, CLIENT shall pay, on a monthly basis regardless of date of service (DOS), the greater of, the following percentage of CLIENT's prior month total gross income collected from insurance companies, payors and patients:

· total gross income less than or equal to $150,000:six percent (6%)

· total gross income greater than $150,000:                                                                                 five percent (5%)

or a flat fee in the amount of one thousand two hundred dollars ($ 1,200). In the event CLIENT terminates, upon issuance of proper notice, any portion of the services described in Section 2 of the Agreement, ProMD will modify the compensation accordingly.

CLIENT shall pay the flat fee by no later than the 1St day of each month, in advance, for services to be rendered for said month. ProMD shall invoice CLIENT on a monthly basis for any remaining balance due in excess of the flat fee paid by CLIENT for any prior month's services rendered by ProMD to CLIENT. Compensation to ProMD shall be made no later than ten (10) days from issuance of the monthly invoice to CLIENT by ProMD.

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Schedule B-2
Compensation for Non-Clinical Operations Oversight

As compensation for the consulting services rendered by ProMD as described in Schedule A-2 of the Agreement, CLIENT shall pay, on a monthly basis regardless of date of service (DOS), the greater of, the following percentage of CLIENT's prior month total gross income collected from insurance companies, payors and patients:

· total gross income less than or equal to $150,000: four percent (4%)

· total gross income greater than $150,000:    three & one-half percent (3.5%)

or a flat fee in the amount of one thousand dollars ($1,000). In the event CLIENT terminates, upon issuance of proper notice, any portion of the services described in Section 2 of the Agreement, ProMD will modify the compensation accordingly.

CLIENT shall pay the flat fee by no later than the 1St day of each month, in advance, for services to be rendered for said month. ProMD shall invoice CLIENT on a monthly basis for any remaining balance due in excess of the flat fee paid by CLIENT for any prior month's services rendered by ProMD to CLIENT. Compensation to ProMD shall be made no later than ten (10) days from issuance of the monthly invoice to CLIENT by ProMD.

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Schedule B-3
Compensation for Practice Management System

As compensation for the implementation of, access to, and use of ProMD's Practice Management (PM) system, as described in Schedule A-3 of the Agreement, CLIENT shall pay a one-time PM System Implementation Fee in the amount of nine hundred eighty eight dollars ($988.00), that will include, and be limited to: creation of CLIENT database, implementation of CLIENT profile data, clearing house set up, one (1) Practice License; one (1) Physician License(s); zero (0) Non-Physician License(s); four (4) concurrent user licenses; one (1) SonicWall FireWall device(s); and, one (1) Patient ID Scanner(s). As compensation for the on-going use and access of the Practice Management system, described herein, CLIENT shall pay ProMD a monthly PM system fee of:

• Months 1 & ongoing: zero dollars ($0.00) per month;

Additionally, CLIENT will pay a fee of $0.68 per statement for paper and electronic patient statements. The Implementation Fee, if any, must be received by ProMD before it accepts and signs this Agreement and will be retained as non-refundable slotting fee by ProMD if CLIENT does not proceed with the implementation when planned.

All initial CLIENT staff training on the use of ProMD's PM system will be provided by ProMD at no additional charge. After the initial training is completed, ProMD will continue to provide ongoing Phone Support at no additional charge. Additional PM system training, as required, and any IT support services provided by
ProMD to CLIENT will be charged to and paid by CLIENT to ProMD at the following fee schedule:

(i) Practice On-Site CLIENT Staff Training and/or IT Services: billed @ $125 per hour (minimum of 2 hours);

(ii) Remote Online/Telephonic CLIENT Staff Training and/or IT Services: billed @ $65 per hour (minimum of 1 hour);

(iii) Complimentary CLIENT Staff Training: (to be held @ ProMD's offices one day per month as predetermined and scheduled at ProMD's sole discretion).

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Schedule B-4
Electronic Health Record System

As compensation for the implementation of, access to, and use of ProMD's Electronic Health Record (EHR) system, as described in Schedule A-4 of the Agreement. CLIENT shall pay a one-time EHR System Implementation Fee in the amount of fourteen thousand four hundred seventy eight dollars ($14,478.00), that will include, and be limited to: creation of CLIENT database, implementation of CLIENT profile data, clearing house set up, implementation of CLIENT health record profile data, e-Prescribe set-up, one (1) Practice License; one (1) Physician License(s); zero (0) Non-Physician License(s); four (4) concurrent user licenses; one (1) Practice Portal License; one (1) Practice Portal Physician License(s); zero (0) Practice Portal Non-Physician License(s); one (1) Practice Analytics Quality Measures data reporting package; one (1) SonicWall FireWall device(s); and, one (1) Patient ID Scanner(s). As compensation for the ongoing use and access of the Electronic Health Record system, described herein, CLIENT shall pay ProMD a monthly PM/EHR system fee of:

• Months 1 & ongoing: two hundred thirteen dollars ($213.00) per month;

The Implementation Fee, if any, must be received by ProMD before it accepts and signs this Agreement and will be retained as non-refundable slotting fee by ProMD if CLIENT does not proceed with the implementation when planned.

All initial CLIENT staff training on the use of ProMD's EHR system will be provided by ProMD at no additional charge. After the initial training is completed, ProMD will continue to provide ongoing Phone Support at no additional charge.
Additional EHR system training, as required, and any IT support services provided by ProMD to CLIENT will be charged to and paid by CLIENT to ProMD at the following fee schedule:

(i) Practice On-Site CLIENT Staff Training and/or IT Services: billed @ $125 per hour (minimum of 2 hours);

(ii) Remote Online/Telephonic CLIENT Staff Training and/or IT Services: billed @ $65 per hour (minimum of 1 hour);

(iii) Complimentary CLIENT Staff Training: (to be held @ ProMD's offices one day per month as predetermined and scheduled at ProMD's sole discretion).

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Schedule B-5
Compensation for Practice Assessment

As compensation for the consulting services rendered by ProMD as described in Schedule A-5 of the Agreement, CLIENT shall pay ProMD a five thousand dollars ($5,000.00) Practice Assessment fee. Upon execution of the Agreement, fifty percent (50%) of the fee shall be paid to ProMD prior to start of the Practice Assessment; and the remaining fifty percent (50%) of the fee shall be paid after completion of the Practice Assessment and presentation of the findings.

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Schedule B-6
Compensation for Insurance Contracting & Credentialing

As compensation for the consulting services rendered by ProMD as described in Schedule A-6 of the Agreement, CLIENT shall pay, on a monthly basis a flat fee in the amount of five hundred dollars ($500.00) per practitioner (i.e. MD, DO, PA, ARNP, etc). CLIENT shall pay the flat fee by no later than the lst day of each month, in advance, for services to be rendered for said month. ProMD will provide a summary report to CLIENT on a monthly basis summarizing the progress of the Insurance Contracting & Credentialing consulting services.

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